SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

                                 SCHEDULE 13D/A
                                 (Rule 13d-101)
             INFORMATION TO BE INCLUDED IN STATEMENTS FILED PURSUANT
            TO RULE 13d-1(a) AND AMENDMENTS THERETO FILED PURSUANT TO
                                  RULE 13d-2(a)

                               (Amendment No. 2)*

                                 FIND/SVP, INC.
                                (Name of Issuer)

                    COMMON STOCK, PAR VALUE $0.0001 PER SHARE
                         (Title of Class of Securities)

                                  317718302000
                                 (CUSIP Number)

                                Brian P. Friedman
                              Furman Selz SBIC L.P.
                               55 East 52nd Street
                          New York, New York 10055-0002
                                 (212) 409-5600
                  (Name, Address and Telephone Number of Person
                Authorized to Receive Notices and Communications)

                                February 23, 2000
             (Date of Event which Requires Filing of this Statement)


If the filing person has previously filed a statement on Schedule 13G to report the acquisition that is the subject of this Schedule 13D, and is filing this schedule because of Rule 13d-1(e), Rule 13d-1(f) or Rule 13d-1(g), check the following box [ ]

Note: Schedules filed in paper format shall include a signed original and five copies of the schedule, including all exhibits. See Rule 13d-7(b) for other parties to whom copies are to be sent.

*The remainder of this cover page shall be filled out for a reporting person's initial filing on this form with respect to the subject class of securities, and for any subsequent amendment containing information which would alter disclosures provided in a prior cover page.

The information required on the remainder of this cover page shall not be deemed to be "filed" for the purpose of Section 18 of the Securities Exchange Act of 1934 ("Act") or otherwise subject to the liabilities of that section of the Act but shall be subject to all other provisions of the Act (however, see the Notes).

                                  SCHEDULE 13D

-------------------------------------             ------------------------------
CUSIP No. 317718302000                            Page  2
-------------------------------------             -----------------------------
-------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Furman Selz SBIC L.P.                            13-3756825
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                / / (a)

                                                                / / (b)
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
           WC

-------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
           NUMBER OF         7    SOLE VOTING POWER
            SHARES
          BENEFICIALLY            691,055 shares of Common Stock
           OWNED BY         ---------------------------------------------------
             EACH
          REPORTING
         PERSON WITH             8    SHARED VOTING POWER

                                 0 shares of Common Stock
                           ----------------------------------------------------
                             9    SOLE DISPOSITIVE POWER

                                  691,055  shares of Common Stock
                           ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  0 shares of Common Stock
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          691,055 shares of Common Stock
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.61%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           PN
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------             ------------------------------
CUSIP No. 317718302000                            Page  3
-------------------------------------             -----------------------------
-------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Furman Selz SBIC Investments LLC                  13-386604
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                / / (a)

                                                                / / (b)
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
           OO

-------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
           NUMBER OF         7    SOLE VOTING POWER
            SHARES
          BENEFICIALLY            0 shares of Common Stock
           OWNED BY         ---------------------------------------------------
             EACH
          REPORTING
         PERSON WITH             8    SHARED VOTING POWER

                                 691,055 shares of Common Stock
                           ----------------------------------------------------
                             9    SOLE DISPOSITIVE POWER

                                  0  shares of Common Stock
                           ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  691,055 shares of Common Stock
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          691,055 shares of Common Stock
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.61%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           OO
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------             ------------------------------
CUSIP No. 317718302000                            Page  4
-------------------------------------             -----------------------------
-------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           Furman Selz Investments LLC                  13-3863171
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                / / (a)

                                                                / / (b)
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
           OO

-------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
           NUMBER OF         7    SOLE VOTING POWER
            SHARES
          BENEFICIALLY            0 shares of Common Stock
           OWNED BY         ---------------------------------------------------
             EACH
          REPORTING
         PERSON WITH             8    SHARED VOTING POWER

                                 691,055 shares of Common Stock
                           ----------------------------------------------------
                             9    SOLE DISPOSITIVE POWER

                                  0  shares of Common Stock
                           ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  691,055 shares of Common Stock
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          691,055 shares of Common Stock
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.61%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           OO
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------             ------------------------------
CUSIP No. 317718302000                            Page  5
-------------------------------------             -----------------------------
-------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ING Furman Selz Asset Management LLC              13-4038444
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                / / (a)

                                                                / / (b)
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
           OO

-------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
           NUMBER OF         7    SOLE VOTING POWER
            SHARES
          BENEFICIALLY            0 shares of Common Stock
           OWNED BY         ---------------------------------------------------
             EACH
          REPORTING
         PERSON WITH             8    SHARED VOTING POWER

                                 691,055 shares of Common Stock
                           ----------------------------------------------------
                             9    SOLE DISPOSITIVE POWER

                                  0  shares of Common Stock
                           ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  691,055 shares of Common Stock
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          691,055 shares of Common Stock
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.61%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           OO
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------             ------------------------------
CUSIP No. 317718302000                            Page  6
-------------------------------------             -----------------------------
-------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ING (U.S.) Financial Holdings, Inc.          13-0262561
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                / / (a)

                                                                / / (b)
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
           OO

-------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           Delaware
-------------------------------------------------------------------------------
           NUMBER OF         7    SOLE VOTING POWER
            SHARES
          BENEFICIALLY            0 shares of Common Stock
           OWNED BY         ---------------------------------------------------
             EACH
          REPORTING
         PERSON WITH             8    SHARED VOTING POWER

                                 691,055 shares of Common Stock
                           ----------------------------------------------------
                             9    SOLE DISPOSITIVE POWER

                                  0  shares of Common Stock
                           ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  691,055 shares of Common Stock
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          691,055 shares of Common Stock
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.61%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           CO
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------             ------------------------------
CUSIP No. 317718302000                            Page  7
-------------------------------------             -----------------------------
-------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ING BANK N.V.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                / / (a)

                                                                / / (b)
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
           OO
-------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           The Netherlands
-------------------------------------------------------------------------------
           NUMBER OF         7    SOLE VOTING POWER
            SHARES
          BENEFICIALLY            0 shares of Common Stock
           OWNED BY         ---------------------------------------------------
             EACH
          REPORTING
         PERSON WITH             8    SHARED VOTING POWER

                                 691,055 shares of Common Stock
                           ----------------------------------------------------
                             9    SOLE DISPOSITIVE POWER

                                  0  shares of Common Stock
                           ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  691,055 shares of Common Stock
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          691,055 shares of Common Stock
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.61%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           BK
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

                                  SCHEDULE 13D

-------------------------------------             ------------------------------
CUSIP No. 317718302000                            Page  8
-------------------------------------             -----------------------------
-------------------------------------------------------------------------------
    1      NAMES OF REPORTING PERSONS
           I.R.S. IDENTIFICATION NOS. OF ABOVE PERSONS (ENTITIES ONLY)

           ING GROEP N.V.
-------------------------------------------------------------------------------
    2      CHECK THE APPROPRIATE BOX IF A MEMBER OF A GROUP*
                                                                / / (a)

                                                                / / (b)
-------------------------------------------------------------------------------
    3      SEC USE ONLY

-------------------------------------------------------------------------------
    4      SOURCE OF FUNDS*
           OO

-------------------------------------------------------------------------------
    5 CHECK BOX IF DISCLOSURE OF LEGAL PROCEEDINGS IS REQUIRED PURSUANT TO ITEMS 2(d) OR 2(e)
                                                                 / /
-------------------------------------------------------------------------------
    6      CITIZENSHIP OR PLACE OF ORGANIZATION

           The Netherlands
-------------------------------------------------------------------------------
           NUMBER OF         7    SOLE VOTING POWER
            SHARES
          BENEFICIALLY            0 shares of Common Stock
           OWNED BY         ---------------------------------------------------
             EACH
          REPORTING
         PERSON WITH             8    SHARED VOTING POWER

                                 691,055 shares of Common Stock
                           ----------------------------------------------------
                             9    SOLE DISPOSITIVE POWER

                                  0  shares of Common Stock
                           ----------------------------------------------------
                            10    SHARED DISPOSITIVE POWER

                                  691,055 shares of Common Stock
-------------------------------------------------------------------------------
   11     AGGREGATE AMOUNT BENEFICIALLY OWNED BY EACH REPORTING PERSON

          691,055 shares of Common Stock
-------------------------------------------------------------------------------
   12     CHECK BOX IF THE AGGREGATE AMOUNT IN ROW (11) EXCLUDES CERTAIN SHARES*

-------------------------------------------------------------------------------

   13      PERCENT OF CLASS REPRESENTED BY AMOUNT IN ROW (11)

           8.61%
-------------------------------------------------------------------------------
   14      TYPE OF REPORTING PERSON*

           IC
-------------------------------------------------------------------------------

                     * SEE INSTRUCTIONS BEFORE FILLING OUT

The Statement on Schedule 13D, filed on November 12, 1996 (the "Schedule 13D") with respect to the shares of common stock, par value $0.0001 per share ("Common Stock"), of FIND/SVP, Inc., a New York corporation (the "Company"), is hereby amended, supplemented and restated as set forth below.

ITEM 1.   SECURITY AND ISSUER.

          This statement on Schedule 13D, Amendment No. 2, relates to the Common Stock of the Company.

ITEM 3.   SOURCE AND AMOUNT OF FUNDS.

          Item 3 is hereby amended to add the following thereto:

          As of February 10, 2000, Furman Selz SBIC benefically owned 798,055 shares of Common Stock. From February 17, 2000 through February 28, 2000, Furman Selz SBIC sold an aggregate of 107,000 shares of Common Stock for a net price of $401,064.00.


ITEM 5.   INTEREST IN SECURITIES OF THE ISSUER.

          Item 5 is hereby amended to add the following thereto:

          As of November 5, 1999, the Company had 7,121,919 shares of Common Stock outstanding.

          (a) As of the date of this Statement, Furman Selz SBIC is the direct beneficial owner of 691,055 shares of Common Stock, or 8.61 % of 8,021,919 shares of Common Stock (which includes the 7,121,919 shares of Common Stock outstanding on November 5, 1999 and the 900,000 shares of Common Stock beneficially owned by Furman Selz SBIC on November 5, 1999).

          (c) Schedule A hereto describes transactions in the Common Stock effected during the 60 days preceeding February 23, 2000 and subsequently to the date hereto.

     After reasonable inquiry and to the best of my knowledge and belief, I certify that the information set forth in this statement is true, complete and correct.


Dated:  February 29, 2000

                                FURMAN SELZ SBIC L.P.


                                By: /s/ Brian P. Friedman
                                    Name:    Brian P. Friedman
                                    Title:   President of General Partner


                                FURMAN SELZ SBIC INVESTMENTS LLC


                                By: /s/ Brian P. Friedman
                                    Name:    Brian P. Friedman
                                    Title:   President


                                FURMAN SELZ INVESTMENTS LLC


                                By: /s/ Brian P. Friedman
                                    Name:    Brian P. Friedman
                                    Title:   President


                                ING FURMAN SELZ ASSET MANAGEMENT LLC


                                By:  /s/ Robert Miller
                                    Name:    Robert Miller
                                    Title:   Executive Vice-President


                                ING (U.S.) FINANCIAL HOLDINGS, INC.


                                By:  /s/ Robert Miller
                                      Robert Miller, under Power of Attorney


                                ING BANK N.V.


                                By:  /s/ Robert Miller
                                    Robert Miller, under Power of Attorney


                                ING GROEP N.V.


                                By:  /s/ Robert Miller
                                    Robert Miller, under Power of Attorney

                                                                      Schedule A


The following table sets forth certain information concerning the Common Stock sold by FS SBIC during the 60 days preceding February 23, 2000 and subsequently to the date hereof. All sales were made through brokerage transactions on the NASDAQ.



                                                     Approximate Sale Price Per
      Date of Sale          No. Of shares of           Share Of Common Stock
                            Common Stock Sold        (Exclusive of Commissions)

         1/12/00                  20,000                       $3.0156
         1/14/00                   5,000                       $2.8125
         1/18/00                   2,500                       $2.4375
         1/19/00                  11,000                       $2.5515
         1/21/00                   5,945                       $2.6250
         1/24/00                   5,000                       $3.2500
         1/25/00                   3,000                       $3.1875
         1/26/00                   9,500                       $3.2664
         1/28/00                   1,000                       $3.1250
         1/31/00                   4,000                       $3.1875
         2/8/00                   20,000                       $3.2656
         2/10/00                  15,000                       $3.3125
         2/17/00                  10,000                       $3.2500
         2/18/00                  55,000                       $3.6762
         2/22/00                   2,500                       $4.0000
         2/23/00                  13,000                       $4.0000
         2/24/00                  11,500                       $4.0000
         2/25/00                  10,000                       $3.9000
         2/28/00                   5,000                       $3.8750